EXHIBIT 99.1

FOR IMMEDIATE RELEASE

      Financial Information Press Contact:
      Vincent C. Klinges
      Chief Financial Officer
      Logility, Inc.
      (404) 264-5477

      Logility Reports First Quarter of Fiscal Year 2004 Results

      Atlanta, GA. (August 20, 2003) -- Logility, Inc. (NASDAQ: LGTY), a leading supplier of collaborative solutions to optimize the supply chain, today announced financial results for the first quarter of fiscal year 2004.

      The first quarter total revenues were $5.4 million, with software license fees of $1.1 million, compared to $1.7 million in the same period last year. Services and other revenues were $1.5 million, compared to $1.4 million in the same period last year. Maintenance revenues were $2.8 million, compared to $2.7 million in the same period last year. For the first quarter, the Company reported operating income of $324,000 compared to an operating loss of $279,000 for the same period last year and net income of $370,000 or earnings per share (diluted) of $0.03, compared to a net loss of $91,000 or loss per share of $0.01 for the same period in the prior year.

            The overall financial condition of the Company remains strong with cash and investments of approximately $26.5 million and no debt. The Company's cash and investment position increased approximately $3.1 million compared to the quarter ended July 31, 2002.

      "We are pleased with Logility's continued profitability given the general market conditions and global economic uncertainty that continue to impact capital expenditures and extend sales cycles," said J. Michael Edenfield, Logility President and Chief Executive Officer. "Our industry-leading products, deep domain expertise, and strong customer base, on top of our continued financial strength provide a solid platform upon which Logility will continue to deliver innovation and value for our customers."

Highlights for the first quarter of fiscal year 2004 include:

Customers

      o Notable new and existing customers placing orders with Logility in the first quarter of fiscal year 2004 include: Alberto-Culver Company, Katun, SSA Global Technologies, and a leading manufacturer of branded apparel.

      o Logility announced Bell(R) Sports, the world's leading designer and marketer of helmets and accessories for bicycling and other active sports, has selected Logility Voyager Global Sourcing Management(TM) to streamline and manage the global design and production of its branded helmets, cycling accessories and fitness products. A long-time Logility customer, Bell Sports received a "Logility Leadership Award" for supply chain excellence in its use of Logility Voyager Solutions to reduce inventory by 25.9%, slash retail out-of-stocks by 234%, and increase sales by 20% through improved forecast accuracy and collaborative planning with customers and suppliers.

      o Logility announced that Facet Technologies, a division of Matria Healthcare and innovative provider of medical devices for the healthcare industry, has selected Logility as its partner in driving supply chain management improvements.

      o Saks Incorporated, widely regarded for its superior customer service and effective store replenishment strategy, was presented the "John Hewson Sailing to New Heights with Logility" award for supply chain excellence powered by Logility solutions. Saks' deployment of Logility Voyager Demand Planning and Inventory Planning solutions enabled it to achieve immediate benefits as well as ongoing, continuous improvements in service levels, inventory turns and forecast accuracy for replenishment items.

      o Logility announced the fifth annual Logility Leadership Award winners recognizing a select group of customers who have significantly improved their business operations through the deployment of Logility Voyager Solutions(TM). The 2003 Logility Leadership Award was presented to the following companies: Bell Sports, ConAgra Foods Grocery Foods Group, xpedx and a leading global pharmaceutical company.

      o Several Logility customers received recent industry honors. More than 25 percent of "The Most Influential Consumer Goods Executives" cited by Consumer

            Goods Technology Magazine are Logility customers. Separately, BusinessWeek named three Logility clients, Coach, Columbia Sportswear and Donaldson, to its list of "2003 Hot Growth Companies."

Products and Technology

o Voyager Solutions release 7.0 was unveiled at Connections 2003, the company's annual user group conference, providing a preview of its web-based collaborative supply chain optimization solutions. The new release focuses on streamlining and accelerating the collaborative supply chain between internal partners such as marketing, sales, finance, manufacturing, warehouse management and logistics as well as external trading partners such as customers, suppliers and carriers. The Logility Voyager Solutions 7.0 suite helps companies take a performance-driven view of the supply chain to reduce costs, optimize inventory investments, increase sales and improve customer service through innovative demand management, optimized supply chain planning, streamlined warehouse and transportation management and real-time visibility of global orders, inventories and key performance indicators across the supply chain.

o Logility announced that its Logility Voyager Solutions are fast becoming the preferred choice for companies who are brand owners of softgoods products, including seasonally-influenced consumer items such as apparel, footwear, furnishings, accessories and textiles. The company estimates that softgoods manufacturers and distributors are using Logility products to plan and optimize inventory representing more than $20 billion in annual revenue.

o Logility announced its repeat selection for three honors - one of Georgia's 100 Top-Performing Companies (published by the Atlanta Journal-Constitution), one of MSI Magazine's Top 100 Software Vendors, and one of Inbound Logistics Magazine's Top 100 Logistics IT companies.

About Logility

      Logility is a leading supplier of collaborative supply chain solutions. Logility Voyager Solutions enable networks of trading partners including suppliers, manufacturers, distributors and retailers to collaborate, integrate and synchronize their planning, production, warehouse and transportation operations. Logility customers have realized substantial bottom-line results in record time. Logility is proud to serve such customers as ConAgra, Continental Tire North America, Huhtamaki UK, McCormick & Company, Mill's Pride, Pernod-Ricard, Sigma Aldrich, VF Corporation and xpedx. Logility is a majority owned subsidiary of American Software (NASDAQ: AMSWA). For more information about Logility call 1-800-762-5207 or visit www.logility.com.

Forward Looking Statements

      This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company's products and services including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company's revenues. For further information about risks the Company could experience as well as other information, please refer to the Company's Form 10-K for the year ended April 30, 2003 and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information about risks the Company could face as well as other information, contact Vincent C. Klinges, Chief Financial Officer, Logility, Inc., 470 East Paces Ferry Rd., Atlanta, GA 30305,
(404) 261-9777. FAX: (404) 264-5206 INTERNET: www.logility.com or E-mail:
askLogility@logility.com.

Logility Voyager Solutions is a trademark of Logility. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

                                       ###

                                 LOGILITY, INC.
                            Statements of Operations
                      (In thousands, except per share data)
                                   (Unaudited)

                                                       First Quarter Ended
                                                 -----------------------------
                                                            July 31,
                                                                         Pct
                                                   2003       2002       Chg.
                                                 -------    -------    -------
Revenues:
    License                                      $ 1,111    $ 1,738        (36%)
    Services & other                               1,454      1,381          5%
    Maintenance                                    2,797      2,702          4%
                                                 -------    -------    -------
       Total Revenues                              5,362      5,821         (8%)
                                                 -------    -------    -------

Cost of Revenues:
    License                                          956        979         (2%)
    Services & other                                 700      1,187        (41%)
    Maintenance                                      443        451         (2%)
                                                 -------    -------    -------
       Total Cost of Revenues                      2,099      2,617        (20%)
                                                 -------    -------    -------
Gross Margin                                       3,263      3,204          2%
                                                 -------    -------    -------
Operating expenses:
    Research and development                       1,365      1,415         (4%)
    Less: capitalized development                   (802)      (768)         4%
    Sales and marketing                            1,621      2,054        (21%)
    General and administrative                       755        782         (3%)
                                                 -------    -------    -------
       Total operating expenses                    2,939      3,483        (16%)
                                                 -------    -------    -------
Operating income/(loss)                              324       (279)        --
                                                 -------    -------    -------
    Other income                                      46        188        (76%)
                                                 -------    -------    -------
Income/(loss) before income taxes                    370        (91)        --
     Income taxes                                     --         --         --
                                                 -------    -------    -------
Net Income/(loss)                                $   370    $   (91)        --
                                                 =======    =======    =======
Earnings/(loss) per common share - Basic         $  0.03    $ (0.01)        --
                                                 =======    =======    =======
Earnings/(loss) per common share - Diluted       $  0.03    $ (0.01)        --
                                                 =======    =======    =======

Weighted average common shares
       Basic                                      13,134     13,212
       Diluted                                    13,319     13,212

                            Balance Sheet Information
                                 (in thousands)
                                   (Unaudited)

                                                                  July 31,
                                                            --------------------
                                                             2003          2002
                                                            -------      -------
Cash and Short & Long term investments                      $26,543      $23,456
Accounts Receivable:
    Billed                                                    3,654        2,998
    Unbilled                                                  1,977        1,647
                                                            -------      -------
Total Accounts Receivable, net                                5,631        4,645
Prepaids & Other                                                338        1,480
Other Assets                                                  8,102        9,236
                                                            -------      -------
    Total Assets                                            $40,614      $38,817
                                                            =======      =======

Accounts Payable                                            $   108      $    20
Other Current Liabilites                                      3,714        5,358
Deferred Revenues                                             5,707        4,790
Shareholders' Equity                                         31,085       28,649
                                                            -------      -------
    Total Liabilities & Shareholders' Equity                $40,614      $38,817
                                                            =======      =======